Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference herein of our report dated July 30, 2004, with respect to the combined balance sheets of ESK Ceramics GmbH & Co. KG as of December 31, 2003 and 2002 and the related combined statements of operations, partners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the Form 8-K/A of Ceradyne, Inc. dated November 8, 2004 and to the reference to our firm under the headings “Experts” in the registration statement.

/s/ KPMG Deutsche Treuhand-Gesellschaft

Aktiengesellschaft Wirtschaftsprufungsgesellschaft

Munich, Germany

November 15, 2005